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                                                                   EXHIBIT 10.65

                           PEABODY ENERGY CORPORATION

                                  AMENDMENT TO
                      NON-QUALIFIED STOCK OPTION AGREEMENT

      THIS AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT (this "Amendment") dated as of June 15, 2004, is made by and between Peabody Energy Corporation, a Delaware corporation (the "Company") and the undersigned employee of the Company or one of its subsidiaries or affiliates (the "Optionee").

      WHEREAS, the Company previously adopted the 1998 Stock Purchase and Option Plan for Key Employees of P&L Coal Holdings Corporation (now known as Peabody Energy Corporation) (the "Plan");

      WHEREAS, pursuant to the terms of the Plan, the Company and the Optionee entered into that certain Non-Qualified Stock Option Agreement(s) dated as of
<<Date_1>>,<<Date_2>> <<Date_3>><<Date_4>><<Date_5>><<Date_6>>, (the
"Agreement") whereby the Company granted the Optionee the right to acquire shares of the CompaNY'S common stock under the terms and conditions set forth in the Agreement;

      WHEREAS, pursuant to Section 5.7 of the Agreement, the Company and the Optionee may amend the Agreement by a writing executed by both parties thereto which specifically states that it is amending the Agreement;

      WHEREAS, the Company deems it appropriate, and the Optionee agrees, to modify the provisions of the Agreement relating to the vesting and the exercisability of the Superperformance Option (as such term is defined in the Agreement) in connection with certain specified corporate events;

      NOW, THEREFORE, the parties hereto agree as follows:

                                       I.

      Section 1.6 of the Agreement is amended by adding the following at the end thereof:

      "Notwithstanding the foregoing, on or after June 15, 2004, a Change of Control shall mean:

                  (a) any Person (other than a Person holding securities representing 10% or more of the combined voting power of the Company's outstanding securities as of May 22, 2001, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company,

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      representing 50% or more of the combined voting power of the Company's then-outstanding securities; or

                  (b) during any period of twenty-four consecutive months (not including any period prior to May 22, 2001), individuals, who at the beginning of such period constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that the Incumbent Board shall be deemed to include any new director, whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least three-fourths (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; provided further that the Incumbent Board shall be deemed to exclude (A) any director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 1.6(a), (c) or (d) and (B) any director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control); or

                  (c) the consummation of any merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved; provided, however, that a Change of Control shall not include any transaction or series of transactions as a result of which the shareholders of the Company immediately prior thereto continue to own, in substantially the same proportions as their ownership immediately prior to such transaction(s), more than 50% of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) (either by remaining outstanding or by being converted into voting securities of the surviving entity); or

                  (d) the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly owned subsidiary.

      As used in herein, "Person" (including a "group"), has the meaning as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto)."

                                       II.

      Section 3.4 of the Agreement is amended by adding the following at the end thereof:

            "(d) The Superperformance Option I and the Superperformance Option II shall vest and become non-forfeitable (but only to the extent such Superperformance Option I and Superperformance Option II have not otherwise terminated or become exercisable) upon a Change of Control occurring at any time on or after June 15, 2004. Notwithstanding the accelerated vesting described

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      in the immediately preceding sentence, any Superperformance Option I or
      Superperformance Option II subject to such accelerated vesting shall only become exercisable upon the earlier of (i) 9 1/2 years from the date of grant, and (ii) a Termination of Employment without Cause or for Good Reason or by reason of death, Disability or Retirement."

                                      III.

      Except as provided herein, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto.

                                           PEABODY ENERGY CORPORATION

                                           /s/ Sharon Fiehler

                                           EVP Human Resources & Administration

                                           Optionee:

                                           ____________________________________
                                           <<First_Name>> <<Last_Name>>